Exhibit 99.1

Garmin Ltd. Announces Preliminary Third Quarter 2015 Results

SCHAFFHAUSEN, SWITZERLAND / October 14, 2015 / Business Wire / — Garmin Ltd. (Nasdaq: GRMN) today announced selected preliminary financial information for its fiscal third quarter which ended September 26, 2015 and updated full year 2015 guidance.

The preliminary results of operations for the third quarter of fiscal 2015 and revised 2015 guidance represent the most current information available to management. The Company’s actual results and guidance may differ materially from these preliminary results due to the completion of the company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the third quarter of fiscal 2015 are finalized.

Garmin expects to report third quarter 2015 revenue of approximately $680 million. It is estimated that currency movements negatively impacted sales by $52 million. On a year over year basis, fitness revenue is expected to grow approximately 23% in the quarter. Marine revenue is expected to be flat year over year after a seasonally strong second quarter. Garmin expects fitness growth to be offset by declines in the automotive segment as anticipated, and mid-single digit declines in outdoor and aviation, which were weaker than anticipated.

Garmin expects to report third quarter 2015 gross margin of approximately 53%. The year over year gross margin decline is driven by geographic revenue mix shifting toward countries with weaker currencies relative to the U.S. Dollar, and pricing dynamics, particularly in the fitness segment. Operating margin is expected to be approximately 18.5% as we continue to invest in research & development and advertising to capitalize on strategic growth opportunities in new markets. The current quarter tax rate is expected to be approximately 28% due to the full-year impact of the reduced income projection for 2015. The resulting third quarter GAAP diluted earnings per share (EPS) is expected to be approximately $0.63. Excluding the impact of foreign currency translation gains, pro forma diluted EPS(1) is expected to be approximately $0.51 for the third quarter 2015.

“Given the global economic environment, revenue growth has proven difficult to generate in 2015, while gross margin has been weaker than our forecast due to geographic revenue mix and a competitive pricing environment in certain product categories,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd. “While these dynamics have created challenges for our business, we remain confident in our plan to invest in advertising and research and development with an emphasis on new products and new markets that will deliver solid results for the long term.”

In light of the weaker than expected results through Q3, Garmin is revising its 2015 outlook. For the full year, Garmin expects revenue of approximately $2.8 billion, down from the previous guidance of $2.9 billion. We expect full year fitness growth to be approximately 15%, down from the previous guidance of 25% in consideration of the year-to-date results, the dynamics of the market, and in recognition that the strong growth of fourth quarter 2014 will be more challenging to repeat this year. Garmin is also revising its outlook for aviation and now expects revenue for this segment to be flat for the year due to recent weakness in the general aviation industry. Outdoor revenue is now expected to be weaker than previously forecast at a decline of approximately 4%. Auto and marine revenue assumptions remain in place. Total company gross margin is expected to be approximately 53.5%. In light of the revised revenue and margin outlook, Garmin expects an operating margin of approximately 18.5%. Our full year tax rate is expected to increase to 21.5% due to an unfavorable mix of profits by taxing jurisdiction. Garmin now expects pro forma diluted EPS(1) of approximately $2.25 for full year 2015, compared to prior guidance of approximately $2.65. The pro forma diluted EPS guidance excludes the impact of the year-to-date gains and losses associated with translation of assets and liabilities held in non-functional currencies by our global subsidiaries as shown in the table below.

Garmin will report third quarter 2015 results before the market opens on Wednesday, October 28, 2015 and will hold a conference call for the financial community at 10:30 a.m. ET that day to further discuss third quarter financial results and full year expectations, which may include a discussion of other forward-looking and material information about business and financial matters.

Garmin will webcast the conference call which will be available at http://www.garmin.com/en-US/company/investors/events/. An archive of the live webcast will be available until January 4, 2016 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

(1) Pro Forma EPS: Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non-U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Reconciliation of Estimated GAAP Net Income per Diluted Share
to Non-GAAP Net Income per Diluted Share - Third Quarter 2015

13-Weeks Ended
Sept 26, 2015
GAAP net income per diluted share	$0.63
Q3 foreign currency translation gain, net of tax effects, per diluted share	$(0.12)
Pro forma net income per diluted share	$0. 51

Note: The net translation gain on assets and liabilities in the third quarter of 2015 resulted primarily from the strengthening of the Taiwan Dollar against the U.S. Dollar.

Reconciliation of GAAP Net Income per Diluted Share Guidance
to Non-GAAP Net Income per Diluted Share Guidance

Guidance for Fiscal
Year 2015
GAAP net income per diluted share	$2.19
Year-to-date foreign currency translation loss, net of tax effects, per diluted share	$0.06
Pro forma net income per diluted share	$2.25

Note: It is not practicable to forecast foreign currency translation gains or losses for the fourth quarter of 2015.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would”, “may”, “expects”, “estimates”, “plans”, “intends”, “projects”, and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2015, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2015 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2014 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2014 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

About Garmin

For over 25 years, Garmin has pioneered new GPS navigation and wireless devices and applications that are designed for people who live an active lifestyle. Garmin serves five primary business units, including automotive, aviation, fitness, marine, and outdoor recreation. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at 913-397-8200, or follow us at facebook.com/garmin, twitter.com/garmin, or youtube.com/garmin.

Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark.